Exhibit 10.31

PURCHASE AND SALE AGREEMENT
between
Wells Fund XIII - REIT Joint Venture Partnership, as Seller

and
Triumph Investment Group, LLC, as Purchaser

8560 Upland Drive, Englewood, Colorado

As of December 23, 2014

Table of Contents

ARTICLE 1.	PURCHASE AND SALE

1.1.	Agreement to Sell and Purchase the Property

1.2.	Permitted Exceptions

1.3.	Earnest Money

1.4.	Purchase Price

1.5.	Closing

1.6	Independent Contract Consideration

ARTICLE 2.	PURCHASER’S INSPECTION AND TITLE

2.1.	Due Diligence Inspections

2.2.	Deliveries by Seller to Purchaser; Purchaser’s Access to Property Records of Seller

2.3.	Condition of the Property

2.4.	Title and Survey

2.5.	Service Contracts

2.6.	Termination of Agreement

2.7.	Confidentiality

ARTICLE 3.	CLOSING DELIVERIES, CLOSING COSTS AND PRORATIONS

3.1.	Seller’s Closing Deliveries

3.2.	Purchaser’s Closing Deliveries

3.3.	Closing Costs

3.4.	Prorations and Credits

ARTICLE 4.	REPRESENTATIONS, WARRANTIES AND OTHER ACKNOWLEDGEMENTS

4.1.	Representations and Warranties of Seller

4.2.	Knowledge Defined

4.3.	Representations and Warranties of Purchaser

ARTICLE 5.	COVENANTS AND AGREEMENTS OF SELLER

5.3.	Covenants and Agreements of Seller

ARTICLE 6.	CONDITIONS TO CLOSING

6.1.	Conditions Precedent to Purchaser’s Obligations

6.2.	Conditions Precedent to Seller’s Obligations

ARTICLE 7.	RISK OF LOSS

7.1.	Property Damage

7.2.	Condemnation

ARTICLE 8.	DEFAULT AND REMEDIES

8.1.	Purchaser’s Default

8.2.	Seller’s Default

ARTICLE 9.	INDEMNIFICATION

9.1.	Indemnification by Seller

9.2.	Indemnification by Purchaser

9.3.	Limitations on Indemnification

9.4.	Survival

9.5.	Indemnification as Sole Remedy

ARTICLE 10.	MISCELLANEOUS

10.1.	Assignment

10.2.	Brokerage Commissions

10.3.	Notices

10.4.	Possession

10.5.	Time Periods

10.6.	Publicity

10.7.	Discharge of Obligations

10.8.	Severability

10.9.	Construction

10.10.	Sale Notification Letters to Tenants and Service Providers

10.11.	General Provisions

10.12.	Attorneys’ Fees

10.13.	Counterparts

10.14.	Effective Agreement

10.15.	Waiver of Jury Trial

10.16.	Covenant Not To Record

10.17.	Time Is Of The Essence

10.18.	Section 1031 Exchange

10.19.	Certain Definitions

10.20.	Further Assurances

10.21.	Jurisdiction and Venue

10.22.	Marketing

SCHEDULE OF EXHIBITS

Exhibit “A”	Legal Description of Property
Exhibit “B”	Intentionally Deleted.
Exhibit “C”	List of Commission Agreements
Exhibit “D”	Existing Environmental Report or Reports
Exhibit “E” Exhibit “E-1”	List of Lease Documents Rent Roll
Exhibit “F”	Exception Schedule
Exhibit “G” Exhibit “H” Exhibit “I”	List of Service Contracts and Property Management Agreement Existing Surveys Escrow Provisions

SCHEDULE OF CLOSING DOCUMENTS

Schedule 1	Form of Assignment and Assumption of Leases
Schedule 2	Form of Assignment and Assumption of Service Contracts

Schedule 3	Form of General Assignment of Seller’s Interest in Intangible Property
Schedule 4	Form of Seller’s Certificate (as to Seller’s Representations and Warranties)
Schedule 5	Form of Seller’s FIRPTA Affidavit
Schedule 6 Schedule 7 Schedule 8 Schedule 9	Form of Purchaser’s Certificate (as to Purchaser’s Representations and Warranties) Form of Tenant Estoppel Tenant Notice Letter Service Contractor Notice Letter
Schedule 10 Schedule 11	Bill of Sale Form of Certificate of Compliance

PURCHASE AND SALE AGREEMENT
1.THIS PURCHASE AND SALE AGREEMENT (the “Agreement”), made and entered into as of the ___ day of December, 2014, by and between Wells Fund XIII - REIT Joint Venture Partnership, a Georgia joint venture partnership (“Seller”), and Triumph Investment Group, LLC, a Colorado limited liability company (“Purchaser”).
W I T N E S S E T H:
2.WHEREAS, Seller desires to sell that certain (i) improved real property commonly known as 8560 Upland Drive, Englewood, Colorado, and (ii) unimproved parcel of land contiguous to such real property as shown on the Existing Survey (defined below), together with certain related personal and intangible property of Seller, and Purchaser desires to purchase such real, personal and intangible property; and
3.WHEREAS, the parties hereto desire to provide for said sale and purchase on the terms and conditions set forth in this Agreement;
4.NOW, THEREFORE, for and in consideration of the premises, the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt, adequacy, and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto hereby covenant and agree as follows:

ARTICLE 1.
PURCHASE AND SALE
1.1    Agreement to Sell and Purchase the Property. Subject to and in accordance with the terms and provisions of this Agreement, Seller agrees to sell and assign, and Purchaser agrees to purchase and assume, the following property (collectively, the “Property”):
a)those certain tracts or parcels of real property located in Douglas County, Colorado, which is more particularly described on Exhibit “A” attached hereto, together with all rights, privileges and easements appurtenant to said real property, and all right, title and interest, if any, of Seller in and to any land lying in the bed of any street, road, sidewalk, alley or right-of-way, open or closed, adjacent to or abutting said real property (the “Land”);
b)all buildings, structures and improvements now situated on the Land, including without limitation, all parking areas and facilities, improvements and fixtures located on the Land (the “Improvements”);
c)all right, title and interest of “landlord” or “lessor” in and to the leases described on Exhibit “E” attached hereto (the “Leases”) together with all security deposits, if any, held by Seller pursuant to the Leases;
d)all carpeting, draperies, appliances, personal property (excluding any computer software which is either licensed to Seller or which Seller deems proprietary), machinery, apparatus and equipment, including, without limitation, one (1) 8’, 500-lb. capacity aluminum ladder, owned by Seller and currently used in the operation, repair and maintenance of the Land and Improvements and situated thereon, and shall be conveyed by Seller to Purchaser subject to replacements and additions (of like character and value) and customary depletions of supplies, in the ordinary course of Seller’s business (the “Personal Property”); provided, however, that the Personal Property does not include any property owned by tenants, contractors or licensees; and
e)all right, title and interest of Seller in and to all intangible property, if any, related to the Land, the Improvements and/or the Personal Property, including without limitation, the rights and interests of Seller in and to the following (to the extent assignable): (i) all assignable plans and specifications and other architectural and engineering drawings for the Land and Improvements; (ii) all assignable warranties or guaranties given or made in respect of the Improvements or Personal Property; (iii) all transferable consents, authorizations, variances or waivers, licenses, permits and approvals from any governmental or quasi-governmental agency, department, board, commission, bureau or other entity or instrumentality in respect of the Land or Improvements; and (iv) all of the right, title and interest of Seller in and to all Service Contracts (as hereinafter defined) that Purchaser agrees to assume (or is deemed to have agreed to assume) (the “Intangible Property”).
1.2    Permitted Exceptions. The Property shall be conveyed subject to (a) liens for Taxes (as hereinafter defined), in each case for the year of Closing (as hereinafter defined) not yet due and payable with respect to the Land and Improvements, (b) the Leases affecting the Land and Improvements, (c) such state of facts as are disclosed in the existing survey identified on Exhibit “H” attached hereto (the “Existing Survey”) and such state of facts that are disclosed by an update of the Existing Survey, but in each case only to the extent approved (or deemed approved) by Purchaser in accordance with the provisions of Section 2.4 hereof, (d) such other easements, restrictions and encumbrances with respect to the Land and Improvements set forth in the Title Commitment (as hereinafter defined) that do not constitute Monetary Objections (as hereinafter defined) and that are approved (or deemed approved) by Purchaser in accordance with the provisions of Section 2.4 hereof, and (e) the rights of tenants under the Leases as tenants only (collectively, the “Permitted Exceptions”).
Notwithstanding anything to the contrary contained in this Agreement, the following matters shown in the Title Commitment shall not be deemed Permitted Exceptions under this Agreement: (a) the standard printed exception for mechanic’s liens, (b) the standard printed exception for taxes and assessments to the extent not limited to taxes and assessments for 2015 and subsequent years, a lien but not yet due and payable, (c) the standard printed exceptions for survey matters and rights of possession, and (d) all other standard printed exceptions.
1.3    Earnest Money.
f)Within two (2) Business Days after the date of mutual execution and delivery of this Agreement by Purchaser and Seller (the “Effective Date”), Purchaser shall deliver $250,000 (the “Earnest Money”) to Chicago Title Insurance Company,

Atlanta, Georgia (the “Escrow Agent”) by federal wire transfer, which Earnest Money shall be held and released by Escrow Agent in accordance with the escrow provisions set forth at Exhibit “I” hereto with respect to the Earnest Money (the “Escrow Agreement”).
g)The Earnest Money shall be applied to the Purchase Price at the Closing and shall otherwise be held, refunded, or disbursed in accordance with the terms of the Escrow Agreement and this Agreement. Interest and other income from time to time earned on the Earnest Money shall be earned for the account of Purchaser, and shall be a part of the Earnest Money.
1.4    Purchase Price. The purchase price (the “Purchase Price”) to be paid by Purchaser to Seller for the Property shall be the sum of Fourteen Million, Three Hundred Thousand Dollars ($14,300,000 U.S.). The Purchase Price shall be paid to Seller at the Closing as follows:
(a)    The Earnest Money shall be paid by Escrow Agent to Seller at Closing; and
h)At Closing, the balance of the Purchase Price, after applying, as partial payment of the Purchase Price, the Earnest Money, and subject to prorations and other adjustments specified in this Agreement, shall be paid by Purchaser in immediately available funds to the Escrow Agent, for further delivery to an account or accounts designated by Seller.
1.5    Closing. The consummation of the sale by Seller and purchase by Purchaser of the Property (the “Closing”) shall be held on or before 3:00 p.m. Eastern Standard Time on February 12, 2015, time being of the essence with respect to Purchaser’s obligation to close on such date; provided, however, that Seller shall be entitled to one or more reasonable adjournments of the Closing (but no longer than February 26, 2015) to attempt to satisfy conditions to Purchaser’s obligation to close hereunder upon at least three (3) days’ prior written notice to Purchaser. The Closing shall take place by mail through the Escrow Agent. The date of the Closing is sometimes referred to as the “Closing Date.” If any Tenant Estoppel Certificates would have been timely as of the initial Closing Date, then such certificates shall be deemed timely at any such adjourned Closing Date. It is contemplated that the transaction shall be closed with the concurrent delivery of the documents of title and the payment of the Purchase Price.
1.6    Independent Contract Consideration. Upon the delivery of the Earnest Money by Purchaser to Escrow Agent under Section 1.3(a), Seller shall be deemed to have earned a portion thereof in the amount of Fifty Dollars ($50) (the “Independent Contract Consideration”), which amount Seller and Purchaser hereby acknowledge and agree has been bargained for and agreed to as consideration for Seller’s execution and delivery of this Agreement. The Independent Contract Consideration is in addition to and independent of any other consideration or payment provided for in this Agreement, and is nonrefundable in all events.
ARTICLE 2.
PURCHASER'S INSPECTION AND REVIEW RIGHTS
2.1    Due Diligence Inspections.
(a)    From and after the Effective Date until the Closing Date or earlier termination of the inspection rights of Purchaser under this Agreement, Seller shall permit Purchaser and its authorized representatives to inspect the Property, to perform due diligence and environmental investigations, to examine the records of Seller with respect to the Property, and make copies thereof, at such times during normal business hours as Purchaser or its representatives may request. All such inspections shall be nondestructive in nature, and specifically shall not include, without Seller’s prior written consent in its sole and absolute discretion, any physically intrusive testing. All such inspections shall be performed in such a manner to minimize any interference with the business of the tenants under the Leases, and, in each case, in compliance with the rights and obligations of Seller as landlord under the Leases. Purchaser agrees that Purchaser shall make no contact with and shall not interview any tenants without Seller’s prior written consent, and on not less than two (2) Business Days’ advance written notice to Seller. All inspection fees, appraisal fees, engineering fees and all other costs and expenses of any kind incurred by Purchaser relating to the inspection of the Property shall be solely Purchaser’s expense. Seller reserves the right to have a representative present at the time of making any such inspection and at the time of any such interview with any tenant. Purchaser shall notify Seller not less than one (1) Business Day in advance of making any such inspection.
(b)    Except for any Environmental Site Assessments (“ESA”) conducted by Purchaser with regard to the Property, which ESA Purchaser agrees to provide to Seller if the Closing is not consummated due to the default of Purchaser, Purchaser shall not be obligated to deliver to Seller copies of some or all of the reports, surveys and other information furnished to Purchaser by third parties in connection with Purchaser’s inspection of the Property unless consented to by the party preparing same and unless Seller reimburses Purchaser for the cost of such reports and requests a copy of such reports in writing. However, Purchaser shall have no obligation to provide any materials that Purchaser deems proprietary, confidential or privileged; Purchaser shall have no obligation to provide any such materials unless the Closing is not consummated and such failure is not due to the default of Seller; and such materials, including, without limitation, the ESA, shall be delivered without representation or warranty of any kind by Purchaser. This Section 2.1(b) shall survive the termination of this Agreement.
(c)    To the extent that Purchaser or any of its representatives, agents or contractors damages or disturbs the Property or any portion thereof, Purchaser shall return the same to substantially the same condition which existed immediately prior to such damage or disturbance.
(d) Purchaser hereby agrees to and shall indemnify, defend and hold harmless Seller from and against any and all expense, loss or damage which Seller may incur (including, without limitation, reasonable attorneys’ fees actually incurred) as a result of any act or omission of Purchaser or its representatives, agents or contractors arising out of the aforesaid investigations. Said indemnification shall not extend to pre-existing conditions merely discovered or disclosed by Purchaser unless such discovery was made by Purchaser through Purchaser’s physically intrusive testing in violation of this Agreement. Said indemnification agreement shall survive the Closing, or earlier termination of this Agreement.
(e) Purchaser shall maintain or shall ensure that Purchaser’s consultants and contractors maintain commercial general liability insurance in an amount not less than $2,000,000 per occurrence, and in form and substance adequate to insure against all liability of Purchaser and its consultants and contractors, respectively, and each of their respective agents, employees and contractors, arising out of inspections and testing of the Property or any part thereof made on Purchaser’s behalf. Said commercial general liability insurance shall name Seller, Piedmont Office Realty Trust, Inc., Piedmont Office Holdings, Inc., Piedmont Operating Partnership, L.P. and Piedmont Office Management, LLC as Additional Insureds, shall be primary and non-contributory to any insurance held by Additional Insureds, and shall contain a waiver of subrogation provision in favor of Additional Insureds. Purchaser agrees to provide to Seller a certificate of insurance with regard to each applicable liability insurance policy prior to any entry upon the Property by Purchaser or its consultants or contractors, as the case may be, pursuant to this Section 2.1.
2.2    Deliveries by Seller to Purchaser, Purchaser’s Access to Property Records of Seller.
(a)    Seller has posted to an electronic data room available to Purchaser all of the following (the “Due Diligence Deliveries”):

(i)	Copies of the most recent property tax bills with respect to the Property.

(ii)	Copies of the Leases, and all amendments, and any guarantees relating thereto, existing as of the Effective Date, and identified on Exhibit “E” attached hereto and made a part hereof.

(iii)
Copies of all assignable contracts and agreements and all amendments, entered into by Seller relating to the repair, maintenance or operation of the Land, including utility contracts, if any, Improvements or Personal Property which will extend beyond the Closing Date, including, without limitation, all equipment leases currently in place, set forth on Exhibit “G” (the “Service Contracts”).

(iv)	A copy of the existing title policy for the Property.

(v)	A copy of the existing survey identified on Exhibit “H” attached hereto and made a part hereof (the “Existing Survey”).

(vi)	A copy of the existing environmental report identified on Exhibit “D” attached hereto and made a part hereof (the “Existing Environmental Report”).

(vii)	All CC&Rs and all amendments and supplements thereto and association (including design review committee) documents in Seller’s possession or control.

(viii)	Current and historical operating statements for the Property for the last three (3) years

(ix)	Information pertaining to any pending or threatened litigation involving the Property.

(x)	Copies of all leasing, proposals and letters of intent and leases, if any, out for signature in Seller’s possession or control.

(xi)	A current aged delinquency report.

(xii)	Notices of violation with respect to the Property.

(xiii)	CAM and tax reconciliations for the prior three (3) years.

(xiv)	Structural, mechanical, engineering or inspection reports, if any.
(b)    From the Effective Date until the Closing Date under this Agreement, or earlier termination of this Agreement, Seller shall deliver to Purchaser upon Purchaser’s request, Certificates of Occupancy, Insurance certificates and insurance coverage and loss history and premium information for the last three (3) years, Utility bills for 2014, copies of any financial statements or other financial information of the tenants required to be provided to landlord under the Leases and currently in Seller’s possession (and the lease guarantors, if any), written information relative to the tenant’s payment history, and tenant correspondence, to the extent Seller has the same in its possession; available surveys, construction plans and specifications, copies of any certificates of occupancy, permits, licenses or other similar documents, available records of any operating costs and expenses and similar materials relating to the construction, operation, maintenance, repair, management and leasing of the Property, in each case to the extent any or all of the same are in the possession of Seller, subject, however, to the limitations of any confidentiality or nondisclosure agreement to which Seller may be bound, and provided that Seller shall not be required to deliver or make available to Purchaser any appraisals, third party property condition reports (other than the Existing Environmental Report) obtained by Seller in connection with the Property, strategic plans for the Property, internal analyses, information regarding the marketing for sale of the Property, submissions relating to Seller’s obtaining of corporate or partnership authorization, attorney and accountant work product, attorney-client privileged documents, or other information in the possession or control of Seller which Seller reasonably deems confidential or proprietary. Purchaser acknowledges and agrees that, except as otherwise provided herein, Seller makes no representation or warranty of any nature whatsoever, express or implied, with respect to the ownership, enforceability, accuracy, adequacy or completeness or otherwise of any of such records, evaluations, data, investigations, reports or other materials. If the Closing contemplated hereunder fails to take place for any reason, or if Purchaser or Seller elects to terminate the inspection rights of Purchaser under this Agreement, Purchaser shall promptly return (or certify as having destroyed) all copies of materials furnished by Seller or Seller’s representatives relating to the Property; provided, however, that Purchaser shall not be required to return or destroy any materials provided to Purchaser by electronic transmission or any materials in the back-up systems of Purchaser. In addition, Purchaser shall not be required to return or destroy any materials to the extent that Purchaser, pursuant to its record retention policy for legal or regulatory purposes, customarily retains the same. It is understood and agreed that Seller shall not have any obligation to obtain, commission or prepare any such books, records, files, reports or studies not now in the possession or control of Seller or its agents.
2.3    Condition of the Property.
(a)    Purchaser and Seller mutually acknowledge and agree that, except as otherwise provided in this Agreement or in the documents to be executed and delivered by Seller at Closing (the “Closing Documents”), the Property is being sold in an “AS IS, WHERE IS” condition and “WITH ALL FAULTS,” known or unknown, contingent or existing. Purchaser has the sole responsibility fully to inspect the Property, to investigate all matters relevant thereto, including, without limitation, the condition of the Property, and to reach its own, independent evaluation of any risks (environmental or otherwise) or rewards associated with the ownership, leasing, management and operation of the Property, except as otherwise provided herein or in the Closing Documents. Effective as of the Closing and except as expressly set forth in this Agreement and the Closing Documents, Purchaser hereby waives and releases Seller and its officers, directors, shareholders, partners, agents, affiliates, employees and successors and assigns from and against any and all claims, obligations and liabilities arising out of or in connection with the Property; provided, however, that Purchaser does not waive or release any such claims, obligations or liabilities arising from the (i) breach by Seller of any of its representations, warranties, covenants or obligations under this Agreement or the Closing Documents or (ii) fraud by Seller. Except for Seller’s warranties at Section 4.1 herein and as set forth in the Closing Documents, none of the Seller Parties shall be deemed to have made any verbal or written representations, warranties, promises or guarantees (whether express, implied, statutory or otherwise) to Purchaser with respect to the Property, any matter set forth, contained or addressed in the materials delivered or made available to Purchaser, including, but not limited to, the accuracy and completeness thereof, or the results of Purchaser’s due diligence. For purposes of the Sale Agreement, documents and materials shall be deemed to have been “made available” to Purchaser’s Representatives only if the same are located at a designated location in Denver, Colorado or are available electronically or on-line.
(b)    To the fullest extent permitted by law, Purchaser does hereby unconditionally waive and release Seller and its officers, directors, shareholders, partners, agents, affiliates and employees from any present or future claims and liabilities of any nature arising from or relating to the presence or alleged presence of Hazardous Substances in, on, at, from, under or about the Property or any adjacent property, including, without limitation, any claims under or on account of any Environmental Law, regardless of whether such Hazardous Substances are located in, on, at, from, under or about the Property or any adjacent property prior to or after the date hereof (collectively, “Environmental Liabilities”); provided, however, that the foregoing release as it applies to Seller, its officers, directors, shareholders, partners, agents, affiliates and employees, shall not release Seller from any Environmental Liabilities of Seller relating to any Hazardous Substances which may be placed, located or released on the Property by Seller after the date of Closing and further provided that (i) such waiver and release shall not be effective until the Closing and (ii) Purchaser does not waive or release any such claims or liabilities arising from the (A) breach by Seller of any of its representations, warranties or covenants under this Agreement or (B) fraud of Seller. The terms and provisions of this Section 2.3 shall survive the Closing.
2.4    Title and Survey. Seller has ordered and shall within two (2) Business Days of the Effective Date provide to Purchaser, at Seller’s expense, from Chicago Title Insurance Corporation (the “Title Company”) an ALTA extended coverage owner’s title insurance commitment with respect to the Property issued in favor of Purchaser in the full amount of the Purchase Price, committing to issue an ALTA extended coverage policy of title insurance with standard preprinted exceptions deleted (the “Title Commitment”) together with copies of all underlying documents of record, current tax certificate(s) for the Property and a current Georgia UCC search against Seller. Purchaser shall order, at

Purchaser’s expense, an update of the Existing Survey (the Existing Survey, together with any update thereof, the “Survey”). Purchaser shall promptly deliver to Seller copies of the Survey. Purchaser shall have until January 7, 2015 (the “Objection Date”), to give written notice (the “Title Notice”) to Seller of such objections as Purchaser may have to any exceptions to title disclosed in the Title Commitment or in any Survey or otherwise in Purchaser’s examination of title. Subject to the next paragraph in this Section 2.4, and except as otherwise provided herein, any title or Survey matters which Purchaser fails to raise in the Title Notice on or before the Objection Date shall be deemed Permitted Exceptions.
Seller shall have the right, but not the obligation (except as to Monetary Objections, defined below), to attempt to remove, satisfy or otherwise cure any exceptions to title to which the Purchaser so objects. Within three (3) Business Days after receipt of Purchaser’s Title Notice, Seller shall give written notice to Purchaser informing the Purchaser of Seller’s election with respect to such objections. If Seller fails to give written notice of election within such three (3) Business Day period, Seller shall be deemed to have elected not to attempt to cure the objections (other than Monetary Objections). If Seller elects to attempt to cure any objections, Seller shall be entitled to one or more reasonable adjournments (not to exceed forty-five (45) days in the aggregate) of the Closing to attempt such cure, but, except for Monetary Objections, Seller shall not be obligated to expend any sums, commence any suits or take any other action to effect such cure; and provided, however, that if any Tenant Estoppel Certificates would have been timely as of the initial Closing Date, then such certificates shall be deemed timely at any such adjourned Closing Date. Except as to Monetary Objections, if Seller elects, or is deemed to have elected, not to cure any exceptions to title to which Purchaser has objected on or before the Objection Date, or, if after electing to attempt to cure, Seller determines that it is unwilling or unable to remove, satisfy or otherwise cure any such exceptions, Purchaser’s sole remedy hereunder in such event shall be either (i) to accept title to the Property subject to such exceptions as if Purchaser had not objected thereto and without reduction of the Purchase Price (in which case such objections shall be deemed to be Permitted Exceptions), or (ii) to terminate this Agreement within three (3) Business Days after receipt of written notice from Seller either of Seller’s election (or deemed election) not to attempt to cure any objection or of Seller’s determination, having previously elected to attempt to cure, that Seller is unable or unwilling to do so, whereupon Escrow Agent shall return the Earnest Money to Purchaser.
Notwithstanding anything to the contrary contained elsewhere in this Agreement, Seller shall be obligated to cure or satisfy all Monetary Objections created by, through or under Seller at or prior to Closing, and Seller may use the proceeds of the Purchase Price at Closing for such purpose. Monetary Objections shall be deemed “cured” and “satisfied” upon the deposit by Seller (which may be from proceeds of the Purchase Price) with the Title Company at Closing of funds sufficient to pay the underlying obligation relating to such Monetary Objection together with instructions to the Title Company that have become unconditional to so pay the same.
As used herein, “Monetary Objections” shall mean (a) mortgages, deeds of trust, mechanic’s and materialmen’s liens encumbering the Property, and all other liens encumbering the Property securing the repayment of money, (b) the lien of ad valorem real or personal property taxes, assessments and governmental charges affecting all or any portion of the Property which are delinquent, and (c) any judgment, violation or lien of record against the Property, in the county, town or other applicable jurisdiction in which the Property is located.
Whether or not Purchaser shall have furnished to Seller a Title Notice pursuant to the foregoing paragraph, Purchaser may, at or prior to Closing, promptly upon Purchaser obtaining knowledge thereof, notify Seller in writing of any objections to title first raised by the Title Company or the surveyor between the Objection Date and the date on which the transaction contemplated hereby is scheduled to close (each, a “New Title Matter”). With respect to any objections to title set forth in such notice, Seller shall have the same option to cure and Purchaser shall have the same option to accept title subject to such matters or to terminate this Agreement as those which apply to any notice of objections made by Purchaser before the Objection Date. If Seller elects to attempt to cure any such matters, the date for Closing shall be automatically adjourned, if necessary, by a reasonable additional time up to ten (10) days to effect such a cure; and the Closing Date shall also be automatically adjourned, if necessary, so that Purchaser will have not less than five (5) Business Days in which to object to a New Title Matter prior to Closing; provided, however, that if any Tenant Estoppel Certificates would have been timely as of the initial Closing Date, then such certificates shall be deemed timely at any such adjourned Closing Date.

2.5    Service Contracts. Prior to the expiration of the Inspection Period, Purchaser will designate in a written notice to Seller which Service Contracts Purchaser will assume and which Service Contracts will be terminated by Seller at Closing. Seller will assign and Purchaser will assume the benefits and obligations arising from and after the Closing Date under those Service Contracts which Purchaser has designated will not be terminated. Seller, without cost to Purchaser, shall terminate at Closing all Service Contracts that are not so assumed, and will provide Purchaser with evidence of such termination at or prior to Closing. If and to the extent that any such Service Contract is not terminable until a date after the Closing, notwithstanding Seller’s prompt delivery of the appropriate termination notice, then Purchaser shall be responsible for all obligations under such Service Contract from the Closing Date until the effective date of termination. If Purchaser fails to notify Seller in writing on or prior to the expiration of the Inspection Period of any Service Contracts that Purchaser does not desire to assume at Closing, Purchaser shall be deemed to have elected to assume all such Service Contracts and to have waived its right to require Seller to terminate such Service Contracts.
2.6    Termination of Agreement. From the Effective Date until 5:00 P.M. Eastern Standard Time on January 12, 2015 (the “Inspection Period”), Purchaser shall have the right to determine, in Purchaser’s sole and absolute opinion and discretion, the suitability of the Property for acquisition by Purchaser or Purchaser’s permitted assignee. Purchaser shall have the right to terminate this Agreement at any time on or before said time and date of expiration of the Inspection Period by giving written notice to Seller of such election to terminate on or before the expiration of the Inspection Period. If Purchaser so elects to terminate this Agreement pursuant to this Section 2.6, Escrow Agent shall pay the Earnest Money to Purchaser, less the Independent Contract Consideration, whereupon, except for those provisions of this Agreement which by their express terms survive the termination of this Agreement, no party hereto shall have any other or further rights or obligations under this Agreement. If Purchaser fails so to terminate this Agreement prior to the expiration of the Inspection Period, Purchaser shall have no further right to terminate this Agreement pursuant to this Section 2.6 and the Earnest Money shall become non-refundable except as otherwise provided in this Agreement. The parties acknowledge that this Agreement shall not be void or voidable for lack of mutuality.
2.7    Confidentiality. All information acquired by Purchaser or any of its designated representatives (including by way of example, but not in limitation, the officers, directors, shareholders and employees of Purchaser, and Purchaser’s engineers, consultants, counsel and potential lenders, and the officers, directors, shareholders and employees of each of them) with respect to the Property, whether delivered by Seller or any representatives of Seller or obtained by Purchaser as a result of its inspection and investigation of the Property, examination of the books, records and files of Seller in respect of the Property, or otherwise (collectively, the “Due Diligence Material”) shall be used solely for the purpose of determining whether the Property is suitable for Purchaser’s acquisition and ownership thereof and for no other purpose whatsoever. Prior to Closing, the terms and conditions which are contained in this Agreement and all Due Diligence Material which is not published as public knowledge or which is not generally available in the public domain shall be kept in strict confidence by Purchaser and shall not be disclosed to any individual or entity other than to those authorized representatives of Purchaser and Purchaser’s prospective and actual counsel, accountants, professionals, consultants, attorneys, investors and lenders, who need to know the information for the purpose of assisting Purchaser in evaluating the Property for Purchaser’s potential acquisition thereof, and other than the Title Company or applicable governmental authorities in connection with Purchaser’s due diligence investigations with respect to the Property; provided, however, that Purchaser shall have the right to disclose any such information if required by applicable law or as may be necessary in connection with any court action or proceeding with respect to this Agreement. Purchaser shall and hereby agrees to indemnify and hold Seller harmless from and against any and all loss, liability, cost, damage or expense that Seller may suffer or incur (including, without limitation, reasonable attorneys’ fees actually incurred) as a result of the unpermitted disclosure by Purchaser of any of the Due Diligence Material to any individual or entity other than an appropriate representative of Purchaser and Purchaser’s prospective and actual counsel, accountants, professionals, consultants, attorneys, investors and lenders, as well as the Title Company and applicable governmental authorities, and/or the use of any Due Diligence Material for any purpose other than as herein contemplated and permitted. The foregoing indemnity shall not extend to disclosure of any Due Diligence Material (i) as may be required by applicable law, or (ii) that is or becomes public knowledge or generally available to the public other than by virtue of a breach of Purchaser’s covenant under this Section 2.7, but expressly excluding any loss, liability, cost, damage or expense arising from the disclosure of any pre-existing conditions relating to the Property. If Purchaser or Seller elects to terminate this Agreement pursuant to any provision hereof permitting such termination, or if the Closing contemplated hereunder fails to occur for any reason, Purchaser will promptly return to Seller all Due Diligence Material in the possession of Purchaser and any of its representatives, and destroy all copies, notes or abstracts or extracts thereof, and upon Seller’s request shall promptly certify to Seller such destruction; provided, however, that Purchaser shall not be required to return or destroy any materials provided to Purchaser by electronic transmission or any materials in the back-up systems of Purchaser. In the event of a breach or threatened breach by Purchaser or any of its representatives of this Section 2.7, Seller shall be entitled, in addition to other available remedies, to an injunction, without the necessity of proving actual damages, restraining Purchaser or its representatives from disclosing, in whole or in part, any of the Due Diligence Material and any of the terms and conditions of this Agreement. Nothing contained herein shall be construed as prohibiting or limiting Seller from pursuing any other available remedy, in law or in equity, for such breach or threatened breach. The provisions of this Section 2.7 shall survive any termination of this Agreement.
ARTICLE 3.
CLOSING DELIVERIES, CLOSING COSTS AND PRORATIONS
3.1    Seller’s Closing Deliveries. For and in consideration of Purchaser’s delivery to Seller of the Purchase Price, Seller shall obtain or execute and deliver to Purchaser at Closing (or such earlier time as may be specified below) the following documents, all of which shall be duly executed, acknowledged and notarized where required:

i)Deed. A form of Special Warranty Deed from Seller conveying the Land and Improvements (the “Deed”), subject only to the Permitted Exceptions, and executed and acknowledged by Seller. The legal description of the Land set forth in the Deed shall be based upon and conform to the legal description attached hereto as Exhibit “A”.
j)Assignment and Assumption of Leases. Two (2) counterparts of an assignment and assumption of the Leases in the form attached hereto as Schedule 1 (the “Assignment and Assumption of Leases”), executed by Seller;
k)Assignment and Assumption of Service Contracts. Two (2) counterparts of an assignment and assumption of Service Contracts in the form attached hereto as Schedule 2 (the “Assignment and Assumption of Service Contracts”), executed by Seller, to the extent required under Section 2.5 above;
l)General Assignment. An assignment of the Intangible Property of Seller in the form attached hereto as Schedule 3 (the “General Assignment”), executed by Seller;
m)Seller’s Affidavit. An owner’s affidavit from Seller in a form reasonably requested by the Title Company and reasonably acceptable to Seller;
n)Seller’s Certificate. A certificate from Seller in the form attached hereto as Schedule 4 (“Seller’s Certificate”), evidencing the reaffirmation of the truth and accuracy in all material respects of Seller’s representations and warranties set forth in Section 4.1 hereof;
o)FIRPTA Certificate. A FIRPTA Certificate from Seller in the form attached hereto as Schedule 5, or in such other form as applicable laws may require;
p)Evidence of Authority. Such documentation as may reasonably be required by the Title Company and/or Purchaser to establish that this Agreement, the transactions contemplated herein, and the execution and delivery of the documents required hereunder, are duly authorized, executed and delivered on behalf of Seller;
q)Settlement Statement. A settlement statement setting forth the amounts paid by or on behalf of and/or credited to each of Purchaser and Seller pursuant to this Agreement, signed by Seller;
r)Leases. An original executed counterpart of each Lease (or a copy thereof) ;
s)Tenant Estoppel Certificates. Prior to Closing, the Tenant Estoppel Certificates (as hereinafter defined), executed by all of the tenants under the Leases without material deviation and without disclosure of any default, dispute or adverse matter (except for deviations, defaults, disputes and adverse matters approved by Purchaser);
t)Letters of Credit as Tenant Security Deposits. Tenant obligations under the Leases to post security deposits with the landlord have expired. Seller does not possess any cash security deposits or security deposits in the form of letters of credit from any tenants under any of the Leases;
u)Notice of Sale to Tenants. Seller will join with Purchaser in executing a notice, in form and content reasonably satisfactory to Seller and Purchaser (the “Tenant Notices of Sale”), which Purchaser shall send to the tenants under the Leases informing the tenant of the sale of the Property and of the assignment to and assumption by Purchaser of Seller’s interest in the Leases and directing that all rent and other sums payable for periods after the Closing under the Leases shall be paid as set forth in said notice;
v)Notices of Sale to Service Contractors. Seller will join with Purchaser in executing notices, in form and content reasonably satisfactory to Seller and Purchaser (the “Service Contractor Notices of Sale”), which Purchaser shall send to each service provider under the Service Contracts assumed by Purchaser at Closing informing such service provider of the sale of the Property and of the assignment to and assumption by Purchaser of Seller’s obligations under the Service Contracts arising after the Closing Date and directing that all future statements or invoices for services under such Service Contracts for periods after the Closing be directed to Seller or Purchaser as set forth in said notices;
w)Termination of Property Management Agreement. Evidence of termination of the property management agreement covering the Property, executed by Seller and property manager;
x)Keys and Records. All of the keys to and access cards for any door or lock on the Property and the original tenant files, plans and specifications and unexpired warranties, if any, and other non-confidential books and records (excluding any appraisals, budgets, third party reports obtained by Seller in connection with the Property (other than the Existing Environmental Report), strategic plans for the Property, internal analyses, information regarding the marketing of the Property for sale, submissions relating to Seller’s obtaining of corporate or partnership authorization, attorney and accountant work product, attorney-client privileged documents, or other information, in the possession or control of Seller which Seller reasonably deems proprietary) relating to the Property in the possession of Seller to the extent not previously provided to Purchaser;
y)Bill of Sale. A bill of sale in the form of Schedule 10 attached hereto, executed by Seller;
z) CC&Rs. Certificate of Compliance, dated not more than thirty (30) days prior to the Closing Date, in the form attached hereto at Schedule 11, from the Design Review Committee of Compark Business Campus;
aa)Transfer Affidavits. Real property transfer affidavits or declarations customarily executed by sellers of real property in the State of Colorado;
ab)Rent Roll. At Closing, a current Rent Roll (as hereinafter defined) for the Property and a schedule of all delinquent rents under the Leases (the “Schedule of Delinquent Rents”);
ac) Other Documents. Such other documents and fees as Seller is required to deliver and pay, if any, under this Agreement or as shall be reasonably requested by Purchaser or the Title Company to effectuate the purposes and intent of this Agreement; and,

ad) Possession of the Property. Possession of the Property, subject only to the Permitted Exceptions and the rights of the tenants under the Leases as tenants only.
3.2    Purchaser’s Closing Deliveries. Purchaser shall obtain or execute and deliver to Seller at Closing the following documents, all of which shall be duly executed, acknowledged and notarized where required:
ae)Assignment and Assumption of Leases. Two (2) counterparts of the Assignment and Assumption of Leases, executed by Purchaser;
af)Assignment and Assumption of Service Contracts. Two (2) counterparts of the Assignment and Assumption of Service Contracts, executed by Purchaser;
ag)Purchaser’s Certificate. A certificate in the form attached hereto as Schedule 6 (“Purchaser’s Certificate”), evidencing the reaffirmation of the truth and accuracy in all material respects of Purchaser’s representations and warranties contained in Section 4.3 hereof;
ah)Notices of Sale to Tenants. Purchaser shall execute the Tenant Notices of Sale as contemplated in Section 3.1(m) hereof;
ai)Notices of Sale to Service Contractors. Purchaser shall execute the Service Contractor Notices of Sale to service providers as contemplated in Section 3.1(n) hereof;
aj)Settlement Statement. A settlement statement setting forth the amounts paid by or on behalf of and/or credited to each of Purchaser and Seller pursuant to this Agreement, signed by Purchaser;
ak)Evidence of Authority. Such documentation as may reasonably be required by the Title Company to establish that this Agreement, the transactions contemplated herein, and the execution and delivery of the documents required hereunder, are duly authorized, executed and delivered on behalf of Seller;
al)Transfer Affidavits. Real property transfer affidavits customarily executed by purchasers of real property in the State of Colorado; and
am)Other Documents. Such other documents and fees as Purchaser is required to deliver and pay under this Agreement or as shall be reasonably requested by Seller to effectuate the purposes and intent of this Agreement.
3.3    Closing Costs. Seller shall pay the cost of all title examination fees and expenses and title insurance premiums payable with respect to the extended coverage owner’s title insurance policy issued hereunder by the Title Company to Purchaser and the premium for all endorsements thereto obtained by Seller to cure Purchaser’s title objections hereunder, the attorneys’ fees of Seller, the brokerage commission due Broker pursuant to Section 10.2 of this Agreement, the cost of recording any documents necessary to satisfy any Monetary Objections, one-half of the cost of escrow or any other Closing fees, and all other costs and expenses incurred by Seller in closing and consummating the purchase and sale of the Property pursuant hereto.
Purchaser shall pay the costs of obtaining an update to the Existing Survey, the cost of all endorsements to Purchaser’s owner’s title insurance policy other than those that are the responsibility of Seller as set forth hereinabove, the costs of issuing and title insurance premiums for any mortgagee title insurance policy obtained by Purchaser, the cost of the documentary fees, city transfer fees, if any, and transfer taxes, if any, imposed upon the conveyance of the Property, the cost of recording the Deed and all other recording fees on all instruments to be recorded in connection with these transactions except recording costs necessary to satisfy any Monetary Objections, one-half of the cost of escrow or any other Closing fees, the attorneys’ fees of Purchaser, and all other costs and expenses incurred by Purchaser in the performance of Purchaser’s due diligence inspection of the Property (including without limitation appraisal costs, environmental audit and assessment costs, and engineering review costs) and in closing and consummating the purchase and sale of the Property pursuant hereto.
3.4    Prorations and Credits. The following items in this Section 3.4 shall be adjusted and prorated between Seller and Purchaser as of 11:59 P.M. on the day preceding the Closing (the “Adjustment Time”), based upon the actual number of days in the applicable month, quarter or year:
(a)    Taxes. All real estate taxes, personal property taxes, assessments and governmental charges, payments in lieu of taxes or assessments imposed by any governmental authority with respect to the Property (“Taxes”) for the calendar year in which the Closing occurs shall be prorated between Purchaser and Seller as of the Closing. If the Closing occurs prior to the receipt by Seller of the tax bill for the Property for the calendar year in which the Closing occurs, Taxes with respect to the Property shall be prororated for such calendar year or other applicable tax period based upon the latest tax rate applied to the latest assessed valuation of the Property. Seller shall pay in full all of the aforesaid taxes, assessments, charges and fees for periods prior to the year in which the Closing occurs. Notwithstanding the foregoing, Taxes shall not be prorated with respect to the Property if the tenant under any Lease with respect to the Property is obligated to pay the full amount of the Taxes directly to the applicable taxing authority.
(b)    Reproration of Taxes. Within thirty (30) days of receipt of final bills for Taxes, the party receiving said final tax bills shall furnish copies of the same to the other party and shall prepare and present to such other party a calculation of the reproration of such Taxes based upon the actual amount of such Taxes for the year on the basis of the fiscal year assessed. The parties shall make the appropriate adjusting payment between them within thirty (30) days after presentment to Seller of Purchaser’s calculation and appropriate back-up information. The provisions of this Section 3.4(b) shall survive the Closing for a period of eighteen (18) months after the Closing Date.
(c)    Rents, Income and Other Expenses. Rents and any other amounts paid to Seller by the tenants under the Leases (and any new lease entered into in accordance with the terms of this Agreement), shall be prorated as of the Closing Date and be adjusted against the Purchase Price on the basis of a schedule which shall be prepared by Seller and delivered to Purchaser for Purchaser’s review and approval not less than three (3) Business Days prior to Closing. Seller and Purchaser shall prorate all rents, additional rent, common area maintenance charges, operating expense contributions, tenant reimbursements and escalations, business park association assessments, if any, and all other payments under the Leases (and any such new lease) received as of the Closing Date for the year of Closing so that at Closing Seller will receive monthly basic rent payments through the day prior to the Closing Date and so that, subject to the terms hereof, Seller will receive reimbursement for all expenses paid by Seller through the day prior to the Closing Date (including, without limitation, Taxes, unless full taxes are paid directly by the Tenants) (such expenses shall be reasonably estimated if not ascertainable as of the Closing Date and then shall be re-adjusted as provided in (f) below when actual amounts are determined). Any amount collected by Purchaser or Seller from such tenants after the Closing shall be applied (i) first, to Purchaser’s reasonable and out-of-pocket collection costs, (ii) second, in payment of rents that accrue on or after the Closing Date, and (iii) third, in payment of Rents accruing prior to the Closing Date, as set forth on the Schedule of Delinquent Rents. Each such amount shall be adjusted and prorated as provided above, and the party who receives such amount shall promptly pay over to the other party the portion thereof to which it is so entitled. As to all delinquencies in rents set forth on the Schedule of Delinquent Rents, Purchaser’s sole obligation shall be to promptly bill the delinquent tenants on a monthly basis for a period of six (6) consecutive months following the Closing Date. Seller shall have no right to sue tenants to collect such delinquencies. The provisions of this Section 3.4(c) shall survive the Closing.
(d)    Utilities. Seller has no utility deposits posted with any utility serving the Property. Seller and Purchaser shall undertake commercially reasonable efforts to cause all utility meters with respect to utility charges which are not payable by tenants to be read as of the day prior to the Closing Date, together with Seller cancelling such utility account and Purchaser opening a new utility account, and Seller shall pay all charges for those utilities payable by Seller with respect to the Property which have accrued to and including the day prior to the Closing Date and Purchaser shall pay all such expenses accruing as of and after the Closing Date. If final bills cannot be obtained by Seller through and including the day preceding the Closing, the utility charges shall be prorated on the basis of the most current billing in each instance, and upon receipt of the statement from any utility whose charges were so prorated, the actual amount of the utility charges shall be reprorated and adjustments shall be made as such reproration requires. The provisions of this Section 3.4(d) shall survive the Closing.
(e)    Tenant Inducement Costs; Overages. For all Leases in effect as of the Effective Date, Seller shall pay (i) all out-of-pocket payments required under a Lease to be paid by the landlord thereunder to or for the benefit of the tenant thereunder which is in the nature of a tenant inducement, including specifically, but without limitation, tenant improvement costs, lease buyout payments, and moving, design, and refurbishment costs (collectively, “Tenant Inducement Costs”), (ii) leasing commissions payable under the Leases, and (iii) any free rent tenants are entitled to receive under the Leases. If said amounts have not been paid in full on or before Closing, Purchaser shall receive a credit at Closing against the Purchase Price in the aggregate amount of all such Tenant Inducement Costs, leasing commissions and free rent remaining unpaid and for which the tenant still has the right to receive under any Lease, and Purchaser shall assume the obligation to pay amounts payable after Closing up to the amount of such credit received at Closing. Except as may be specifically provided to the contrary elsewhere in this Agreement, Purchaser shall be responsible for the payment of all Tenant Inducement Costs and leasing commissions (i) as a result of any renewals or extensions or expansions of the existing Lease entered into after the Effective Date hereof with the approval of Purchaser as set forth in this Agreement, and (ii) under any new leases approved or deemed approved by Purchaser in accordance with Section 5.1(a) The provisions of this Section 3.4(e) shall survive the Closing.
(f)    Operating Expenses. Installment payments of special assessment liens, vault charges, sewer charges, utility charges, periodic assessments payable under any applicable CC&R affecting the Property, fees and charges, if any, under Service Contracts, and normally prorated customary operating expenses actually paid or payable or accrued or incurred by Seller as of the Closing Date shall be prorated as of the Closing Date and adjusted against the Purchase Price.
(g)    Reconciliation and Reproration of Operating Expenses. By May 15, 2015, Seller shall prepare for Purchaser’s review and approval, which approval will not be unreasonably withheld, a reconciliation and final reproration with respect to the Tenant Pass-Through Expenses relating to 2014. And, by May 15, 2015, Seller shall prepare for Purchaser’s review and approval, which approval will not be unreasonably withheld, a reconciliation and final proration with respect to Tenant Pass-Through Expenses related to the period of Seller’s ownership in 2015. In the event that any reconciliation, proration or reproration under this Section 3.4(g) shows that either Seller or Purchaser is owed an adjusting payment, then Seller shall promptly pay to Purchaser any amounts due in connection therewith, and Purchaser will promptly pay to Seller any amounts due in connection therewith following such time as it has collected such amounts from the tenants. Notwithstanding anything to the contrary contained in this Agreement, the provisions of this Section 3.4(g) shall survive the Closing. As used herein, the term “Tenant Pass-Through Expenses” means operating expenses and/or common area maintenance costs passed through to the tenants under the Leases.
(h)    Tenant Security Deposits (Cash or Letters of Credit). Landlord has no tenant security deposits from any tenants under any of the Leases.
(i)    Property tax appeals. Seller shall continue to control property tax appeals currently in progress involving the Property for periods prior to the Closing Date. Purchaser agrees to remit to Seller any rebates resulting from such appeals and received by Purchaser for periods prior to the Closing. Such obligation of Purchaser shall survive the Closing.
ARTICLE 4.
REPRESENTATIONS, WARRANTIES AND OTHER AGREEMENTS
4.1    Representations and Warranties of Seller. Seller hereby makes the following representations and warranties to Purchaser as of the Effective Date and the Closing Date:
(a)    Organization, Authorization and Consents. Seller has the right, power and authority to enter into this Agreement and to sell the Property in accordance with the terms and provisions of this Agreement, to engage in the transaction contemplated in this Agreement, and to perform and observe all of the terms and provisions hereof, and Seller is a duly organized and validly existing joint venture partnership under the laws of the State of Georgia, qualified to do business in the state where the Property is located.
(b)    Action of Seller, Etc. Seller has taken all necessary action to authorize the execution, delivery and performance of this Agreement, the individuals executing this Agreement on behalf of Seller have the right, power and authority to do so, and upon the execution and delivery of any document to be delivered by Seller on or prior to the Closing, this Agreement and any such document shall constitute the valid and binding obligation and agreement of Seller, enforceable against Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors.
(c)    No Violations of Agreements. Neither the execution, delivery or performance of this Agreement by Seller, nor compliance with the terms and provisions hereof, will result in any violation or breach of the terms, conditions or provisions of, or conflict with or constitute a default under, or result in the creation of any lien, charge or encumbrance upon the Property or any portion thereof pursuant to the terms of, any indenture, deed to secure debt, mortgage, deed of trust, note, evidence of indebtedness or any other agreement or instrument by which Seller is bound or affecting the Property or any applicable law.
(d)    Litigation. Except as disclosed on Exhibit “F” attached hereto, Seller has not received written notice of, and to Seller knowledge there are not, any pending or threatened suit, action or proceeding, which (i) affects the Property, or (ii) questions the validity of this Agreement or any action taken or to be taken pursuant hereto, or (iii) involves condemnation or eminent domain proceedings involving the Property or any portion thereof.
(e)    Existing Leases. Other than the Leases listed on Exhibit “E” attached hereto, Seller has not entered into any contract or agreement with respect to the occupancy of the Property or any portion or portions thereof which will be binding on Purchaser or the Property after the Closing. The copies of the Leases heretofore delivered or made available by Seller to Purchaser are true, correct and complete copies thereof, and the Leases have not been amended, modified or extended except as evidenced by amendments similarly delivered and listed on Exhibit “E” attached hereto and constitute the entire agreement between Seller and the tenant thereunder. Except as set forth in Exhibit “F” attached hereto, Seller has not given or received any written notice of any party’s default or failure to comply with the terms and provisions of any Lease which remains uncured.
(f)    Leasing Commissions. Except as disclosed in Exhibit “C” attached hereto (the “Commission Agreements”), Seller is not a party to any lease brokerage agreements, leasing commission agreements or other agreements providing for payments of any amounts for leasing activities or procuring tenants with respect to the Property or any portion or portions thereof; all leasing commissions and brokerage fees accrued or due and payable under the Commission Agreements with respect to the Property as of the date hereof have been or shall be paid in full by the Closing Date. Notwithstanding anything to the contrary contained herein, Purchaser shall be responsible for the payment of all leasing commissions payable for (a) any new leases entered into after the Effective Date that have been approved (or deemed approved) by Purchaser, and (b) the renewal, expansion or extension of the Leases existing as of the Effective Date and exercised or entered into after the Effective Date.

(g)    Management Agreement. Except for that certain management agreement more particularly described on Exhibit “G” attached hereto and made a part hereof (the “Management Agreement”), there is no agreement currently in effect relating to the management of the Property; and Seller shall cause such Management Agreement to be terminated as of the Closing Date and provide Purchaser with evidence of the same at or prior to Closing.
(i)    Compliance with Laws. Except as set forth on Exhibit “F”, Seller has received no written notice alleging any violations of law (including any Environmental Law), municipal or county ordinances, or other legal requirements with respect to the Property where such violations remain outstanding.
(j)    Other Agreements. Except for the Leases, the Service Contracts, the Commission Agreements, the Management Agreement and the Permitted Exceptions, to Seller’s knowledge there are no leases, management agreements, brokerage agreements, leasing agreements or other agreements, contracts, commitments or instruments in force or effect that grant to any person or any entity (other than Seller) any right, title, interest or benefit in and to all or any part of the Property or any rights relating to the use, operation, management, maintenance or repair of all or any part of the Property or which will survive the Closing or be binding upon Purchaser other than those which Purchaser has agreed in writing to assume prior to the expiration of the Inspection Period (or is deemed to have agreed to assume).
(k)    Seller Not a Foreign Person. Seller is not a “foreign person” which would subject Purchaser to the withholding tax provisions of Section 1445 of the Internal Revenue Code of 1986, as amended.
(m)    No Bankruptcy. Seller has not made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by Seller’s creditors, suffered the appointment of a receiver to take possession of any of Seller’s assets, suffered the attachment or other judicial seizure of any of Seller’s assets, admitted in writing its inability to pay its debts as they come due or made an offer of settlement, extension or composition to its creditors generally.
(n)    OFAC. (i) Neither Seller, nor to Seller’s knowledge, any of Seller’s partners, officers, directors or employees, is named as a “Specially Designated National and Blocked Person” as designated by the United States Department of the Treasury’s Office of Foreign Assets Control or as a person, group, entity or nation designated in Presidential Executive Order 13224 as a person who commits, threatens to commit, or supports terrorism; (ii) to Seller’s knowledge, Seller is not owned or controlled, directly or indirectly by the government of any country that is subject to a United States Embargo; (iii) to Seller’s knowledge, Seller is not acting, directly or indirectly, for or on behalf of any person, group, entity or nation named by the United States Treasury Department as a “Specially Designated National and Blocked Person”, or for or on behalf of any person, group, entity or nation designated in Presidential Executive Order 13224 as a person who commits, threatens to commit, or supports terrorism; and (iv) to Seller’s knowledge, Seller is not engaged in the transaction contemplated hereby directly or indirectly on behalf of, or facilitating the transaction contemplated hereby directly or indirectly on behalf of, any such person, group, entity or nation.
(o)    Utility Deposits. Seller has posted no utility deposits with respect to the Property with any utility.
(p)    Consents. No consent or approval of third party or governmental authority is necessary in order for Seller to enter into this Agreement or consummate the transaction contemplated hereby.
(q)    Rent Role/Schedule of Delinquent Rents. Exhibit “E-1” attached hereto is a correct and complete rent roll (the “Rent Roll”) and a Schedule of Delinquent Rents listing (a) all the tenants under Leases relating to the Property on the date hereof, (b) the rents currently payable by each tenant under each Lease, together with escalations, and (c) delinquent rents with respect to each Lease.
(r)    Taxes, Etc. Except for assessments shown in the Title Commitment, Seller has received no notice, and has no knowledge, of any unconfirmed or pending assessments (including, without limitation, assessments or charges under any CC&R or any other restriction or covenant affecting the Property) against the Property.
(s)    Environmental Matters. To Seller’s knowledge, or except as may be set forth in the Existing Environmental Report set forth on Exhibit “D”, copies of which have been delivered to Purchaser or as otherwise disclosed to Purchaser prior to the expiration of the Inspection Period, or other written Due Diligence Material, Seller has received no written notice from any governmental authority as to any violations of or failure to comply with any Environmental Law relating to Hazardous Substances at the Property.
(t)    Employees. As of the Closing Date, Seller shall have no employees employed at the Property.

(u)    No Options or Rights of First Refusal to Purchase Property. There are no options or rights of first refusal or similar rights to purchase the Property, except as disclosed in Exhibit “F”; and all of those purchase rights so disclosed, if any, will have been duly waived in writing at or prior to Closing.
(v)    No Tax Reduction Proceeding. At Closing no tax reduction proceedings will be pending with respect to the Land or the Improvements, except as disclosed in Exhibit “F”.
(w)    Service Contracts. Exhibit “G” attached hereto is a correct and complete listing of all service and management agreements relating to the Property on the date hereof (the “Service Contracts”), which will survive the Closing or be binding upon Purchaser after Closing, the Service Contracts have not been modified or amended, except as set forth on Exhibit “G”, and to the best of Seller’s knowledge there exists no event which, with notice or the lapse of time or both, will constitute a default under any of the Service Contracts of any party thereto.
The representations and warranties made in this Agreement by Seller shall be continuing and shall be deemed made as of the date hereof and remade by Seller as of the Closing Date in all material respects, with the same force and effect as if made on, and as of, such date subject to Seller’s right to update such representations and warranties by written notice to Purchaser and in Seller’s certificate to be delivered pursuant to Section 3.1(h) hereof. Acceptance of any such updates by Purchaser shall be a condition to Purchaser’s obligation to close but such updates shall not constitute a default by Seller hereunder unless arising from the acts of Seller. The provisions of this paragraph shall survive the Closing for the period set forth at Section 9.4 hereof.
Except as otherwise expressly provided in this Agreement or in any documents to be executed and delivered by Seller to Purchaser at the Closing, Seller has not made, and Purchaser has not relied on, any information, promise, representation or warranty, express or implied, regarding the Property, whether made by Seller, on behalf of Seller, or otherwise, including, without limitation, the physical condition of the Property, the financial condition of the tenants under the Leases, title to or the boundaries of the Property, pest control matters, soil conditions, the presence, existence or absence of hazardous wastes, toxic substances or other environmental matters, compliance with building, health, safety, land use and zoning laws, regulations and orders, structural and other engineering characteristics, traffic patterns, market data, economic conditions or projections, past or future economic performance of the tenant or the Property, and any other information pertaining to the Property or the market and physical environments in which the Property is located. Purchaser acknowledges (i) that Purchaser has entered into this Agreement with the intention of making and relying upon its own investigation or that of Purchaser’s own consultants and representatives with respect to the physical, environmental, economic and legal condition of the Property and (ii) that Purchaser is not relying upon any statements, representations or warranties of any kind, other than those specifically set forth in this Agreement or in any document to be executed and delivered by Seller to Purchaser at the Closing, made (or purported to be made) by Seller or anyone acting or claiming to act on behalf of Seller. Purchaser will inspect the Property and become fully familiar with the physical condition thereof and, subject to the terms and conditions of this Agreement, shall purchase the Property in its “as is, where is” condition, “with all faults,” on the Closing Date. The provisions of this Section 4.1 shall survive the Closing for the period of time set forth at Section 9.4 hereof.
4.2    Knowledge Defined. All references in this Agreement to the “knowledge of Seller” or “to Seller’s knowledge” shall refer only to the actual knowledge of Karen Purdy, Director of Capital Markets for Seller, and Mahesh Mani, Director, Asset Management for Seller. The term “knowledge of Seller” or “to Seller’s knowledge” shall not be construed, by imputation or otherwise, to refer to the knowledge of Seller, or any affiliate of Seller, or to any other partner, beneficial owner, officer, director, agent, manager, representative or employee of Seller, or any of their respective affiliates, or to impose on the individual named above any duty to investigate the matter to which such actual knowledge, or the absence thereof, pertains. There shall be no personal liability on the part of the individual named above arising out of any representations or warranties made herein or otherwise.
4.3.    Representations and Warranties of Purchaser.
(a)    Organization, Authorization and Consents. Purchaser is a duly organized and validly existing limited liability company under the laws of the State of Colorado. Purchaser has the right, power and authority to enter into this Agreement and to purchase the Property in accordance with the terms and conditions of this Agreement, to engage in the transactions contemplated in this Agreement and to perform and observe the terms and provisions hereof.
(b)    Action of Purchaser, Etc. Purchaser has taken all necessary action to authorize the execution, delivery and performance of this Agreement, the individuals executing this Agreement on behalf of Purchaser have the right, power and authority to do so, and upon the execution and delivery of any document to be delivered by Purchaser on or prior to the Closing, this Agreement and such document shall constitute the valid and binding obligation and agreement of Purchaser, enforceable against Purchaser in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors.

(c)    No Violations of Agreements. Neither the execution, delivery or performance of this Agreement by Purchaser, nor compliance with the terms and provisions hereof, will result in any breach of the terms, conditions or provisions of, or conflict with or constitute a default under the terms of any indenture, deed to secure debt, mortgage, deed of trust, note, evidence of indebtedness or any other agreement or instrument by which Purchaser is bound.
(d)    Litigation. To Purchaser’s knowledge, Purchaser has received no written notice that any action or proceeding is pending or threatened, which questions the validity of this Agreement or any action taken or to be taken pursuant hereto.
(e)    No Bankruptcy. Purchaser has not made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by Purchaser’s creditors, suffered the appointment of a receiver to take possession of any of Purchaser’s assets, suffered the attachment or other judicial seizure of any of Purchaser’s assets, admitted in writing its inability to pay its debts as they come due or made an offer of settlement, extension or composition to its creditors generally.
(f)    OFAC. (i) Neither Purchaser, nor to Purchaser’s knowledge, any of Purchaser’s owners, or any officers, directors or employees, is named as a “Specially Designated National and Blocked Person” as designated by the United States Department of the Treasury’s Office of Foreign Assets Control or as a person, group, entity or nation designated in Presidential Executive Order 13224 as a person who commits, threatens to commit, or supports terrorism; (ii) to Purchaser’s knowledge, Purchaser is not owned or controlled, directly or indirectly, by the government of any country that is subject to a United States Embargo; (iii) to Purchaser’s knowledge, Purchaser is not acting, directly or indirectly, for or on behalf of any person, group, entity or nation named by the United States Treasury Department as a “Specially Designated National and Blocked Person”, or for or on behalf of any person, group, entity or nation designated in Presidential Executive Order 13224 as a person who commits, threatens to commit, or supports terrorism; and (iv) to Purchaser’s knowledge, Purchaser is not engaged in the transaction contemplated hereby directly or indirectly on behalf of, or facilitating the transaction contemplated hereby directly or indirectly on behalf of, any such person, group, entity or nation.
The representations and warranties made in this Agreement by Purchaser shall be continuing and shall be deemed remade by Purchaser as of the Closing Date, with the same force and effect as if made on, and as of, such date. The provisions of this paragraph shall survive the Closing for the period set forth at Section 9.4 hereof.
ARTICLE 5.
COVENANTS
5.1.    Covenants and Agreements of Seller.
(a)    Leasing Arrangements. From and after the Effective Date, Seller will not enter into any lease affecting the Property, or modify or amend in any respect, or terminate, the existing Leases, without Purchaser’s prior written consent in each instance, which consent shall not be unreasonably withheld, delayed or conditioned. Such approval shall be deemed given unless withheld by written notice to Seller given within five (5) Business Days after Purchaser’s receipt of Seller’s written request therefor. Each request for approval from Seller shall be accompanied by a copy of any proposed modification or amendment of an existing Lease or of any new lease that Seller wishes to execute between the Effective Date and the Closing Date, including, without limitation, a description of any Tenant Inducement Costs and leasing commissions associated with any proposed renewal or expansion of any existing Lease or with any such new lease, as well as any additional information regarding such proposed transaction as Purchaser may reasonably request.
In addition, at Closing, Purchaser shall reimburse Seller for any Tenant Inducement Costs or leasing commissions actually incurred by Seller pursuant to a renewal or expansion pursuant to an amendment of the existing Leases entered into after the Effective Date or new lease entered into after the Effective Date, in each case approved (or deemed approved) by Purchaser hereunder, and Purchaser shall assume any such new lease and shall assume the obligations of Seller thereunder, including the obligation to pay any Tenant Inducement Costs and leasing commissions.
(b)    New Contracts. From and after the Effective Date, Seller will not enter into any contract, agreement or commitment, or modify, amend, renew or extend any existing contract, that will be an obligation affecting the Property or any part thereof or binding on Purchaser subsequent to the Closing without Purchaser’s prior written consent in each instance (which Purchaser agrees not to withhold or delay unreasonably).

(c)    Operation of Property. During the pendency of this Agreement, Seller shall continue to operate and maintain (consistent with Seller’s obligations under the Leases, if any) the Property in a good and businesslike fashion consistent with Seller’s past practices and shall comply with its obligations and enforce its rights under the Leases.
(d)    Insurance. During the pendency of this Agreement, Seller shall, at Seller’s expense, continue to maintain its existing insurance policies covering the Improvements in force and effect and as required by the terms of the Leases, if any.
(e)    Tenant Estoppel Certificates. Seller shall complete and provide to Purchaser for its reasonable approval a Tenant Estoppel Certificate for each tenant under the Leases. If Purchaser fails to object to any such completed certificate with three (3) Business Days of Purchaser’s receipt thereof, then Purchaser shall be deemed to have approved such certificate for delivery to the applicable tenant. Seller shall use commercially reasonable efforts (but without obligation to incur any material cost or expense) to obtain and deliver to Purchaser, prior to Closing, a Tenant Estoppel Certificate (as defined in Section 6.1(c)) from each tenant under the Leases, provided, however, that delivery of such signed Tenant Estoppel Certificates shall be a condition of Closing only to the extent set forth in Section 6.1(c) hereof; and in no event shall the inability or failure of Seller to obtain and deliver said Tenant Estoppel Certificates (Seller having used its commercially reasonable efforts as set forth above as to the tenants under Leases) be a default of Seller hereunder. Purchaser shall cooperate with Seller in its efforts to obtain the Tenant Estoppel Certificates, including, if required by any Lease, signing a written request to the tenants for a Tenant Estoppel Certificate.
(f)    No Settlement of Tax Contests. Notwithstanding anything to the contrary contained herein, Seller shall not withdraw, settle or compromise any tax protest or reduction proceedings on the Property without Purchaser’s consent (not to be unreasonably withheld, conditioned or delayed) if such proceedings relate to taxes payable on or after Closing.
(g)    The terms of this Section 5.1 shall survive the Closing.
ARTICLE 6.
CONDITIONS TO CLOSING
6.1    Conditions Precedent to Purchaser’s Obligations. The obligations of Purchaser hereunder to consummate the transaction contemplated by this Agreement shall in all respects be conditioned upon the satisfaction of each of the following conditions prior to or simultaneously with the Closing (or at such earlier time as may be provided below), any of which may be waived by Purchaser in its sole discretion at or prior to the Closing Date:
an)Seller shall have performed, in all material respects, all covenants, agreements and undertakings of Seller contained in this Agreement;
ao)All representations and warranties of Seller as set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of Closing;
ap)a Tenant Estoppel Certificate from each tenant under the Leases shall have been delivered to Purchaser in accordance with the terms of Section 3.1(k) hereof, with such estoppel certificate (i) to be in the form of Schedule 7 attached hereto and made a part hereof without material deviation and (ii) to be dated within thirty (30) days prior to the Closing Date (each, a “Tenant Estoppel Certificate”); and
aq)The Title Company shall at Closing have delivered or irrevocably committed itself in writing to deliver to Purchaser an ALTA Form owner's title insurance policy in the amount of the Purchase Price insuring Purchaser as owner of the Property, subject only to the Permitted Exceptions, and with extended coverage over the standard general exceptions and with such endorsements as Seller may have obtained to cure Purchaser’s title objections hereunder (the “Title Policy”). Purchaser may request that the Title Company provide such endorsements (other than those that are the responsibility of Seller hereunder) to Purchaser’s Title Policy as Purchaser may require; provided, however, Purchaser acknowledges and agrees that (a) such endorsements shall be at no cost to, and shall impose no additional liability on, Seller, (b) Purchaser’s obligations under this Agreement shall not be conditioned upon Purchaser’s ability to obtain such endorsements and, if Purchaser is unable to obtain such endorsements, Purchaser shall nevertheless be obligated to proceed to Closing without reduction of or set off against the Purchase Price, and (c) the Closing shall not be delayed as a result of Purchaser’s request for such endorsements.
ar)In the event any condition in clause (a), (b), (c) or (d) of this Section 6.1 has not been satisfied (or otherwise waived by Purchaser) prior to or on the Closing Date (as the same may be extended or postponed as provided in this Agreement), Purchaser shall have the right, in its sole discretion, subject to and without prejudice to its rights under Section 8.2 hereof, to terminate this Agreement by written notice to Seller given prior to the Closing, whereupon (i) Escrow Agent shall return the Earnest Money (less the Independent Contract Consideration) to Purchaser; and (ii) except for those provisions of this Agreement which by their express terms survive the termination of this Agreement, no party hereto shall have any other or further rights or obligations under this Agreement.

6.2    Conditions Precedent to Seller’s Obligations. The obligations of Seller hereunder to consummate the transactions contemplated hereunder shall in all respects be conditioned upon the satisfaction of each of the following conditions prior to or simultaneously with the Closing (or at such earlier time as may be provided below), any of which may be waived by Seller in Seller’s sole discretion by written notice to Purchaser at or prior to the Closing Date:
as)Purchaser shall have paid and Seller shall have received the Purchase Price, as adjusted pursuant to the terms and conditions of this Agreement, which Purchase Price shall be payable in the amount and in the manner provided for in this Agreement;
at)Purchaser shall have performed, in all material respects, all covenants, agreements and undertakings of Purchaser contained in this Agreement; and
au)All representations and warranties of Purchaser as set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of Closing.

ARTICLE 7.
RISK OF LOSS
7.1    Property Damage. Risk of loss up to the Closing Date shall be borne by Seller. However, in the event of any immaterial property damage or destruction to the Property or any portion thereof, Seller and Purchaser shall proceed to close under this Agreement, and Seller will assign to Purchaser at the Closing Seller’s rights to any insurance proceeds due Seller as a result of such property damage or destruction (less any amounts reasonably expended for repair or restoration or for collection of proceeds) or pay over such proceeds to the extent actually receive by Seller at or before Closing. Purchaser shall receive a credit at Closing for any deductible amount under said insurance policies. Seller and Purchaser will cooperate after the Closing to assist Seller in completing the repairs and obtaining the insurance proceeds from the insurers of Seller. For purposes of this Agreement, the term “immaterial damage or destruction” shall mean such instances of damage or destruction of the Property which (a) can be repaired or restored at or below a cost of $750,000 and in 180 days or less and (b) do not render the Property untenantable or cause a termination of any Lease (both cost and time as established by Purchaser and Seller in their reasonable discretion.
In the event of any material property damage or destruction to the Property or any portion thereof, Purchaser may, at its option, by written notice to Seller given within the earlier of twenty (20) days after Purchaser is notified by Seller of such property damage or destruction, or the Closing Date, but in no event less than ten (10) days after Purchaser is notified by Seller of such damage or destruction (and if necessary the Closing Date shall be extended to give Purchaser the full 10-day period to make such election): (i) terminate this Agreement, whereupon Escrow Agent shall immediately return the Earnest Money (less the Independent Contract Consideration) to Purchaser, or (ii) proceed to close under this Agreement, and Seller will assign to Purchaser at the Closing the rights of Seller to receive any insurance proceeds due Seller as a result of such property damage or destruction (less any amounts reasonably expended for repair or restoration or for collection of proceeds) or pay over such proceeds to the extent actually receive by Seller at or before Closing, Purchaser shall receive a credit at Closing for any deductible amount under said insurance policies, and Seller and Purchaser will cooperate after the Closing to assist Seller in completing the repairs and obtaining the insurance proceeds from the insurers of Seller. If Purchaser fails to deliver to Seller notice of its election within the period set forth above, Purchaser will conclusively be deemed to have elected to proceed with the Closing as provided in clause (ii) of the preceding sentence. For purposes of this Agreement “material damage or destruction” shall mean all instances of damage or destruction that are not immaterial, as defined herein. The terms of this Section 7.1 shall survive Closing.
7.2    Condemnation. If, prior to the Closing Date, all or any part of the Property is subjected to a bona fide threat of condemnation by a body having the power of eminent domain or is taken by eminent domain or condemnation (or sale in lieu thereof), or if Seller has received notice that any condemnation action or proceeding with respect to the Property is contemplated by a body having the power of eminent domain (collectively, a “Taking”), Seller shall give Purchaser immediate written notice of such Taking. In the event of any immaterial Taking with respect to the Property or any portion thereof, Seller and Purchaser shall proceed to close under this Agreement. For purposes of this Agreement, the term “immaterial Taking” shall mean such instances of Taking of the Property: (i) which do not result in a decrease below the amount required by law or under the Leases in the number of parking spaces at the Property; (ii) which are not so extensive as to allow any tenant under the Leases to terminate its Lease or abate or reduce rent payable thereunder; (iii) which do not affect access to the Property; and (iv) which involve less than 10% of the Property.
In the event of any material Taking of the Property or any portion thereof, Purchaser may, at its option, by written notice to Seller given within thirty (30) days after receipt of such notice from Seller, elect to terminate this Agreement, or Purchaser may choose to proceed to close (and if necessary the Closing shall be extended to give Purchaser such full 30-day period to make such election). If Purchaser chooses to terminate this Agreement in accordance with this Section 7.2, then the Earnest Money (less any

Independent Contract Consideration) shall be returned immediately to Purchaser by Escrow Agent and the rights, duties, obligations, and liabilities of the parties hereunder shall immediately terminate and be of no further force and effect, except for those provisions of this Agreement which by their express terms survive the termination of this Agreement. For purposes of this Agreement “material Taking” shall mean all instances of a Taking that are not immaterial, as defined herein.
If Purchaser does not elect to, or has no right to, terminate this Agreement in accordance herewith on account of a Taking, this Agreement shall remain in full force and effect and the sale of the Property contemplated by this Agreement, less any interest taken by eminent domain or condemnation, or sale in lieu thereof, shall be effected with no further adjustment and without reduction of the Purchase Price, and at the Closing, Seller shall assign, transfer, and set over to Purchaser all of the right, title, and interest of Seller in and to any awards applicable to the Property that have been or that may thereafter be made for such taking. At such time as all or a part of the Property is subjected to a bona fide threat of condemnation and Purchaser shall not have elected to terminate this Agreement as provided in this Section 7.2, and provided that the Inspection Period has expired, (i) Purchaser shall thereafter be permitted to participate in the proceedings as if Purchaser were a party to the action, and (ii) Seller shall not settle or agree to any award or payment pursuant to condemnation, eminent domain, or sale in lieu thereof without obtaining Purchaser’s prior written consent thereto in each case. The terms of this Section 7.2 shall survive Closing.
ARTICLE 8.
DEFAULT AND REMEDIES
8.1    Purchaser’s Default. If Purchaser fails to consummate this transaction for any reason other than the default of Seller, failure of a condition to Purchaser’s obligation to close, or the exercise by Purchaser of an express right of termination granted herein, Seller shall be entitled, as its sole remedy hereunder, to terminate this Agreement and to receive and retain the Earnest Money as full liquidated damages for such default of Purchaser, the parties hereto acknowledging that it is impossible to estimate more precisely the damages which might be suffered by Seller upon Purchaser’s default, and that said Earnest Money is a reasonable estimate of the probable loss of Seller in the event of default by Purchaser. The retention by Seller of said Earnest Money is intended not as a penalty, but as full liquidated damages. The right to retain the Earnest Money as full liquidated damages is the sole and exclusive remedy of Seller in the event of default hereunder by Purchaser, and Seller, upon receipt of the Earnest Money and all costs incurred to receive the same, hereby waives and releases any right to (and hereby covenant that it shall not) sue the Purchaser: (a) for specific performance of this Agreement, or (b) to recover actual damages in excess of the Earnest Money. The foregoing liquidated damages provision shall not apply to or limit Purchaser’s liability for Purchaser’s obligations under Sections 2.1(c), 2.1(d), 2.7 and 9.2 of this Agreement or for Purchaser’s obligation to pay to Seller all attorney’s fees and costs of Seller to enforce the provisions of this Section 8.1. Purchaser hereby waives and releases any right to (and hereby covenants that it shall not) sue Seller or seek or claim a refund of said Earnest Money (or any part thereof) on the grounds it is unreasonable in amount and exceeds the actual damages of Seller or that its retention by Seller constitutes a penalty and not agreed upon and reasonable liquidated damages.
8.2    Seller’s Default. If Seller fails to perform any of its obligations under this Agreement for any reason other than Purchaser’s default, failure of a condition to Seller’s obligation to close, or the permitted termination of this Agreement by Seller or Purchaser as expressly provided herein, Purchaser shall be entitled, as its sole remedy, either (a) to receive the return and payment of the Earnest Money from Escrow Agent together with its documented out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with this Agreement and its due diligence investigations of the Property, not to exceed a total of $50,000, which return and payment shall operate to terminate this Agreement and release Seller from any and all liability hereunder, or (b) to enforce specific performance of the obligations of Seller in accordance with this Agreement. Except as set forth in the next sentence of this Section 8.2, Purchaser expressly waives its rights to seek damages in the event of the default of Seller hereunder. In the event that specific performance is not an available remedy to Purchaser due to the acts of Seller in breach of this Agreement, then in addition to the remedies provided in this Section 8.2, Purchaser may bring an action against Seller for Purchaser’s actual damages incurred (but not consequential or punitive damages). Purchaser shall be deemed to have elected to terminate this Agreement and to receive a return of the Earnest Money from Escrow Agent if Purchaser fails to file suit for specific performance against Seller in a court having jurisdiction, on or before sixty (60) days following the date upon which the Closing was to have occurred.
Notwithstanding anything to the contrary contained herein, nothing contained in Section 8.2 shall limit Purchaser’s post-Closing remedies at law or in equity as to the indemnity of Seller in Article 9 that by the terms of this Agreement survive the Closing

ARTICLE 9.
INDEMNIFICATION
9.1    Indemnification by Seller. Following the Closing and subject to Sections 9.3 and 9.4, Seller shall indemnify and hold Purchaser, its affiliates, members and partners, and the partners, shareholders, officers, directors, employees, representatives and agents of each of the foregoing (collectively, “Purchaser-Related Entities”) harmless from and against any and all costs, fees, expenses, damages, deficiencies, interest and penalties (including, without limitation, reasonable attorneys’ fees and disbursements) suffered or incurred by any such indemnified party in connection with any and all losses, liabilities, claims, damages and expenses (“Losses”), arising out of, or in any way relating to, (a) any breach of any representation or warranty of Seller contained in this Agreement, or in any certificate, instrument or other document delivered pursuant to this Agreement (each, a “Closing Document”), and (b) any breach of any covenant of Seller contained in this Agreement which survives the Closing or in any Closing Document. The terms of this Section shall survive the Closing.
9.2    Indemnification by Purchaser. Subject to Sections 9.3 and 9.4, Purchaser shall indemnify and hold Seller, its affiliates, members and partners, and the partners, shareholders, officers, directors, employees, representatives and agents of each of the foregoing (collectively, “Seller-Related Entities”) harmless from any and all Losses arising out of, or in any way relating to, (a) any breach of any representation or warranty by Purchaser contained in this Agreement or in any Closing Document, and (b) any breach of any covenant of Purchaser contained in this Agreement which survives the Closing or in any Closing Documents.
9.3    Limitations on Indemnification. Notwithstanding the foregoing provisions of Section 9.1, (a) Seller shall not be required to indemnify Purchaser or any Purchaser-Related Entities under this Agreement unless the aggregate of all amounts for which an indemnity would otherwise be payable by Seller under Section 9.1 above exceeds $25,000 (the “Basket Limitation”), at which point Seller shall have liability for the total amount for which an indemnity would be payable by Seller, (b) in no event shall the liability of Seller with respect to the indemnification provided for in Section 9.1 above exceed in the aggregate $500,000 (the “Cap Limitation”), (c) if prior to the Closing, Purchaser obtains knowledge in writing of any inaccuracy or breach of any representation, warranty or covenant of Seller contained in this Agreement (a “Purchaser Waived Breach”) and nonetheless proceeds with and consummates the Closing, then Purchaser and any Purchaser-Related Entities shall be deemed to have waived and forever renounced any right to assert a claim for indemnification under this Article 9 for, or any other claim or cause of action under this Agreement, at law or in equity on account of any such Purchaser Waived Breach, and (d) notwithstanding anything herein to the contrary, the Basket Limitation and the Cap Limitation shall not apply with respect to Losses suffered or incurred as a result of breaches of any covenant or agreement of Seller set forth in Section 3.3, Section 3.4 or Section 10.2 of this Agreement or (y) the fraud of Seller.
9.4    Survival. The representations, warranties and covenants contained in this Agreement and the Closing Documents shall survive for 180 days after the Closing Date, unless a longer or shorter survival period is expressly provided for in this Agreement, and provided that prior to the date that is 180 days after the Closing Date, Purchaser or Seller, as the case may be, delivers written notice to the other party of such alleged breach specifying with reasonable detail the nature of such alleged breach and files an action with respect thereto within sixty (60) days after the giving of such notice.
9.5    Indemnification as Sole Remedy. If the Closing has occurred, the sole and exclusive remedy available to a party in the event of a breach by the other party to this Agreement of any representation, warranty, or covenant or other provision of this Agreement or any Closing Document which survives the Closing shall be the indemnifications provided for under Section 2.1(c), Section 10.2, and this Article 9 and, if Seller breaches its indemnification obligations hereunder, an action for damages based on the underlying breach by Seller of its representations, warranties or covenants under this Agreement and which damage actions shall be limited in recovery to the limits set forth in this Article 9.
ARTICLE 10.
MISCELLANEOUS
10.1    Assignment. This Agreement may not be assigned by either party without the written consent of the other, except that this Agreement and all of Purchaser’s rights hereunder may be transferred and assigned to any entity controlled by, controlling or under common control with Purchaser on not less than five (5) Business Days’ notice to Seller, and provided further that despite any such assignment, the Tenant Estoppel Certificates shall not be required to be updated to reflect the name of such assignee. Any assignee or transferee under any such assignment or transfer by Purchaser as to which the written consent of Seller has been given or as to which the consent of Seller is not required hereunder shall expressly assume all of Purchaser’s duties, liabilities and obligations under this Agreement (whether arising or accruing prior to or after the assignment or transfer) by written instrument delivered to Seller as a condition to the effectiveness of such assignment or transfer. No assignment or transfer shall relieve the original Purchaser of any duties or obligations hereunder, and the written assignment and assumption agreement shall expressly so provide. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns. This Agreement is not intended and shall not be construed to create any rights in or to be enforceable in any part by any other persons.
10.2    Brokerage Commissions. Upon the Closing, and only in the event the Closing occurs, Seller shall pay a brokerage commission to Jones Lang LaSalle (“Broker”), pursuant to a separate agreement between Seller and Broker. Broker is representing Seller in this transaction. Seller shall and does hereby indemnify and hold Purchaser harmless from and against any and all liability, loss, cost, damage, and expense, including reasonable attorneys’ fees actually incurred and costs of litigation, Purchaser shall ever suffer or incur because of any claim by any agent, salesman, or broker, whether or not meritorious, for any fee, commission or other compensation with regard to this Agreement or the sale and purchase of the Property contemplated hereby, and arising out of any acts or agreements of Seller, including any claim asserted by Broker. Likewise, Purchaser shall and does hereby indemnify and hold Seller free and harmless from and against any and all liability, loss, cost, damage, and expense, including reasonable attorneys’ fees actually incurred and costs of litigation, Seller shall ever suffer or incur because of any claim by any agent, salesman, or broker (other than Broker), whether or not meritorious, for any fee, commission or other compensation with respect to this Agreement or the sale and purchase of the Property contemplated hereby and arising out of the acts or agreements of Purchaser. This Section 10.2 shall survive the Closing until the expiration of any applicable statute of limitations and shall survive any earlier termination of this Agreement.
10.3    Notices. Any notice required or permitted to be given hereunder shall be deemed to be given (i) when personally delivered, (ii) two (2) business days after the date of posting if transmitted by United States mail, as registered or certified matter, return receipt requested, and postage prepaid, (iii) the date of transmission with confirmed answer back if transmitted by facsimile (if sent by telecopier prior to 5:00 p.m. eastern time on a business day), (iv) one (1) business day after pick-up if transmitted by nationally recognized overnight courier service, or (v) the date sent if sent by electronic mail prior to 5:00 p.m. eastern time on a business day, in each case addressed to the parties at their respective addresses referenced below:
PURCHASER:        Triumph Investment Group, LLC
535 16th Street, Suite 300
Denver, Colorado 80202
Attention: Paul J. Ruff
Facsimile: (303) 858-0921
Email:    pruff@triumphrealestate.com

with a copy to:            Fox Rothschild, LLP
1225 17th Street, Suite 2200
Denver, Colorado 80202
Attention: Marshall H. Fishman, Esq.
Michael S. Friedman, Esq.
Facsimile: (303) 292-1300
Email:    mfishman@foxrothschild.com
mfriedman@foxrothschild.com

SELLER:            Wells Fund XIII - REIT Joint Venture Partnership
c/o Piedmont Office Realty Trust, Inc.
11695 Johns Creek Parkway - Suite 350
Johns Creek, GA 30097-1523
                    Attention: Karen N. Purdy
Facsimile: 770.418.8734
Email: karen.purdy@piedmontreit.com

with a copy to:            Wells Fund XIII - REIT Joint Venture Partnership
                c/o Piedmont Office Realty Trust, Inc.
11695 Johns Creek Parkway - Suite 350
Johns Creek, GA 30097-1523
                    Attention: Thomas A. McKean, Esq.
Facsimile: 770.418.8711
Email: tom.mckean@piedmontreit.com

ESCROW AGENT:        Chicago Title Insurance Company
5565 Glenridge Connector
Suite 300
Atlanta, GA  30342
Attention: Ms. Judy Hudson
Email:    Judy.Hudson@fntg.com

or in each case to such other address as either party may from time to time designate by giving notice in writing to the other party. Telephone numbers are for informational purposes only. Effective notice will be deemed given only as provided above. Purchaser’s and Seller’s counsel may send notices on behalf of Purchaser and the Seller, respectively.
10.4    Possession. Full and exclusive possession of the Property, subject to the Permitted Exceptions and the rights of the tenants, as tenants only, under the Leases, shall be delivered by Seller to Purchaser on the Closing Date.
10.5    Time Periods. If the time period by which any right, option, or election provided under this Agreement must be exercised, or by which any act required hereunder must be performed, or by which the Closing must be held, expires on a Saturday, Sunday, or holiday, then such time period shall be automatically extended through the close of business on the next regularly scheduled Business Day.
10.6    Publicity. Seller and Purchaser each hereby covenant and agree that (a) prior to the Closing neither Seller or Purchaser shall issue any press release or similar public statement with respect to the transaction contemplated by this Agreement (a “Press Release”) without the prior written consent of the other, except to the extent required by applicable law, and (b) after the Closing, any Press Release issued by either Seller or Purchaser shall be subject to the review and approval of both parties (which approval shall not be unreasonably withheld, conditioned or delayed and such response shall be provided within two (2) Business Days after submission of a draft of the Press Release to the other party for review), except to the extent required by applicable law. If either Seller or Purchaser is required by applicable law to issue a Press Release, such party shall, at least two (2) Business Days prior to the issuance of the same, deliver a copy of the proposed Press Release to the other party for its review; provided, however, if such disclosure required by law will be contained in any disclosure documents required by the Securities and Exchange Commission, then neither party shall be required to deliver a copy of the proposed disclosure to the other party or obtain the consent of the other party. The provisions of this section shall survive the Closing or the earlier termination of this Agreement.
10.7    Discharge of Obligations. The acceptance by Purchaser of the Deed hereunder shall be deemed to constitute the full performance and discharge of each and every warranty and representation made by Seller and Purchaser herein and every agreement and obligation on the part of Seller and Purchaser to be performed pursuant to the terms of this Agreement, except those warranties, representations, covenants, indemnities and agreements which are specifically provided in this Agreement to survive Closing.
10.8    Severability. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations. If any provision of this Agreement, or the application thereof to any person or circumstance, shall, for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby but rather shall be enforced to the greatest extent permitted by law.
10.9    Construction. This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that this Agreement may have been prepared by counsel for one of the parties, it being mutually acknowledged and agreed that Seller and Purchaser and their respective counsel have contributed substantially and materially to the preparation and negotiation of this Agreement. Accordingly, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.
10.10    Sale Notification Letters to Tenants and Service Providers. Promptly following the Closing, Purchaser shall deliver the Tenant Notice of Sale to the tenants under the Leases, and the Service Contractor Notices of Sale to each service provider, the obligations under whose respective Service Contracts Purchaser has assumed at Closing.
10.11    General Provisions. No failure of either party to exercise any power given hereunder or to insist upon strict compliance with any obligation specified herein, and no custom or practice at variance with the terms hereof, shall constitute a waiver of either party’s right to demand exact compliance with the terms hereof. This Agreement contains the entire agreement of the parties hereto, and no representations, inducements, promises, or agreements, oral or otherwise, between the parties not embodied herein shall be of any force or effect. Any amendment to this Agreement shall not be binding upon Seller or Purchaser unless such amendment is in writing and executed by Seller and Purchaser. Subject to the provisions of Section 10.1 hereof, the provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, legal representatives, successors, and permitted assigns. The headings inserted at the beginning of each paragraph are for convenience only, and do not add to or subtract from the meaning of the contents of each paragraph. This Agreement shall be construed, interpreted and enforced under the laws of the State where the Property is located. Except as otherwise provided herein, all rights, powers, and privileges conferred hereunder upon the parties shall be cumulative but not restrictive to those given by law. All personal pronouns used in this Agreement, whether used in the masculine, feminine, or neuter gender shall include all genders, and all references herein to the singular shall include the plural and vice versa.
10.12    Attorneys’ Fees. Notwithstanding anything to the contrary contained in this Agreement, if either party institutes a legal action against the other relating to this Agreement or any default hereunder, the unsuccessful party to such action will reimburse the successful party for the reasonable expenses of prosecuting or defending such action, including without limitation reasonable attorneys’ fees and disbursements and court costs. The obligations under this Section 10.12 shall survive the Closing or earlier termination of this Agreement.
10.13    Counterparts. This Agreement may be executed in one or more counterparts, each of which when taken together shall constitute one and the same original. To facilitate the execution and delivery of this Agreement, the parties may execute and exchange counterparts of the signature pages by facsimile or electronic mail, and the signature page of either party to any counterpart may be appended to any other counterpart.
10.14    Effective Agreement. The submission of this Agreement for examination is not intended to nor shall constitute an offer to sell, or a reservation of, or option or proposal of any kind for the purchase of the Property. In no event shall any draft of this Agreement create any obligation or liability, it being understood that this Agreement shall be effective and binding only when a counterpart of this Agreement has been executed and delivered by each party hereto.
10.15    Waiver of Jury Trial. To the extent permitted by law, each party hereby waives, irrevocably and unconditionally, trial by jury in any action brought on, under, or by virtue of or relating in any way to this Agreement or any of the documents executed in connection herewith, the Property, or any claims, defenses, rights of set-off, or other actions pertaining hereto or to any of the foregoing.
10.16    Covenant Not To Record. Purchaser will not record this Agreement or any memorandum thereof, and any such recording shall constitute a default by Purchaser hereunder, provided that following a default by Seller this Agreement or a memorandum thereof may be recorded by Purchaser in connection with an action for specific performance.
10.17    Time is of the Essence. Time is of the essence with respect to all of the terms and conditions set forth in this Agreement.
10.18    Section 1031 Exchange. Either party may consummate the purchase or sale (as applicable) of the Property as part of a so-called like kind exchange (an “Exchange”) pursuant to § 1031 of the Internal Revenue Code of 1986, as amended (the “Code”), provided that: (a) the Closing shall not be delayed or affected by reason of the Exchange nor shall the consummation or accomplishment of an Exchange be a condition precedent or condition subsequent to the exchanging party’s obligations under this Agreement, (b) the exchanging party shall effect its Exchange through an assignment of this Agreement, or its rights under this Agreement, to a qualified intermediary, (c) neither party shall be required to take an assignment of the purchase agreement for the relinquished or replacement property or be required to acquire or hold title to any real property for purposes of consummating an Exchange desired by the other party; and (d) the exchanging party shall pay any additional costs that would not otherwise have been incurred by the non-exchanging party had the exchanging party not consummated the transaction through an Exchange (such payment obligation shall survive Closing or any termination of this Agreement). Neither party shall by this Agreement or acquiescence to an Exchange desired by the other party have its rights under this Agreement affected or diminished in any manner or be responsible for compliance with or be deemed to have warranted to the exchanging party that its Exchange in fact complies with § 1031 of the Code.
10.19    Certain Definitions
av)“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banking institutions in the state where the Property is located are authorized by law or executive action to close.
aw)Environmental Law” shall mean any law, ordinance, rule, regulation, order, judgment, injunction or decree now or hereafter relating to pollution or substances or materials which are considered to be hazardous or toxic, including, without limitation, the federal Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”), 42 U.S.C. §§9601 et seq., the federal Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. §§ 6901 et seq., the federal Water

Pollution Control Act (“CWA”), 33 U.S.C. §§1251 et seq., the federal Clean Air Act (“CAA”), 42 U.S.C. §§ 7401 et seq., the Toxic Substances Control Act (“TSCA”), 7 U.S.C. §§ 136 et seq., the Safe Drinking Water Act (“SDWA”), 42 U.S.C. §§ 300f et seq., the Occupation Safety and Health Act of 1970 (the “OSH Act”), 29 U.S.C. §§ 651 et seq., the Noise Control Act (42 U.S.C. § 4901 et seq.), and any state and local environmental laws, all amendments and supplements to any of the foregoing and all regulations and publications promulgated or issued pursuant thereto.
ax)“Hazardous Substances” shall mean any and all pollutants, contaminants, toxic or hazardous wastes or any other substances that might pose a hazard to health or safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is or shall be restricted, prohibited or penalized under any Environmental Law (including, without limitation, lead paint, asbestos, urea formaldehyde foam insulation, petroleum and polychlorinated biphenyls).
10.20    Further Assurances. Each party shall, whenever and as often as it shall be requested to do so by another party hereto, cause to be executed, acknowledged and delivered any and all such further instruments and documents as may be necessary and proper, in the reasonable opinion of the requesting party, in order to carry out the intent and purpose of this Agreement; provided, however, that such instruments and documents do not increase the liability of, or result in any cost to, either party hereunder, or increase the parties’ obligations hereunder.

10.21    Jurisdiction and Venue. Seller and Purchaser hereby irrevocably submit to the jurisdiction of any state or federal court sitting in the City and County of Denver, State of Colorado in any action or proceeding arising out of or relating to this Agreement and hereby irrevocably agree that all claims in respect of such action or proceeding shall be heard and determined in a state or federal court sitting in the City and County of Denver, State of Colorado. Purchaser and Seller agree that the provisions of this Section shall survive the Closing of the transaction contemplated by this Agreement.

10.22    Marketing. From the date hereof through the Closing Date, Seller will not directly or indirectly market the Property for sale, through a broker or otherwise, offer the Property for sale, enter into any contract of sale, or conduct negotiations for the sale of the Property.

SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT BY AND BETWEEN
Wells Fund XIII - REIT Joint Venture Partnership (“SELLER”)
AND
Triumph Investment Group, LLC (“PURCHASER”)
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day, month and year first above written.

SELLER:

Wells Fund XIII-REIT Joint Venture Partnership,
a Georgia joint venture partnership

By: Wells Real Estate Fund XIII, L.P.,
a Georgia limited partnership

By:     Wells Capital, Inc.,
     a Georgia corporation, as General Partner

    By: /s/ F. Parker Hudson
Name: F. Parker Hudons
Title: Assistant Vice President

By:     Piedmont Operating Partnership, LP,
a Delaware limited partnership

By:     Piedmont Office Realty Trust, Inc.,
    a Maryland corporation, its sole General Partner

    By: /s/ Carroll A. Reddic, IV_________________________________
Name: Carroll A. Reddic, IV
Title: Executive Vice President

PURCHASER:

Triumph Investment Group, LLC,
a Colorado limited liability company

By: /s/ Paul Ruff
Name: Paul Ruff
Title: Manager